Exhibit 23.3

Consent of Independent Auditors
We consent to the use of our report dated August 16, 2018, with respect to the balance sheets of Alpha Natural Resources Holdings, Inc. as of December 31, 2017 and 2016, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2017 and for the period from July 26, 2016 through December 31, 2016, and the related notes (collectively, the “financial statements”), included herein and to the reference to our firm under the heading “Experts” in the joint proxy statement and prospectus.
/s/ KPMG LLP
Richmond, Virginia
October 5, 2018